Exhibit 5.1

Sidley Austin LLP 1000 LOUISIANA Street SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 AMERICA ● ASIA PACIFIC ● EUROPE

March 16, 2026

Presidio Production Company

500 W. 7th Street, Suite 1500

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by Presidio Production Company (f/k/a Presidio PubCo Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, covering the registration of (a) the issuance of up to 11,887,469 shares of Class A Common Stock, par value $0.0001 (the “Presidio Class A Common Stock”), of the Company that may be issued upon the exercise of the Presidio Warrants (as defined below) (such shares, the “Warrant Shares”) consisting of (i) 11,666,637 shares of Presidio Class A Common Stock that may be issued upon the exercise of 11,666,637 warrants to purchase Presidio Class A Common Stock at an exercise price of $11.50 per share (the “Public Warrants”) and (ii) up to 220,832 shares of Presidio Class A Common Stock that may be issued upon the exercise of 220,832 warrants to purchase Presidio Class A Common Stock at an exercise price of $11.50 per share (together with the Public Warrants, the “Presidio Warrants”), (b) the offer and sale by the Selling Securityholders named in the Registration Statement (the “Selling Securityholders”), or their permitted transferees, of up to 29,757,255 shares of Presidio Class A Common Stock consisting of (i) 24,756,317 shares of Presidio Class A Common Stock that were issued to the Selling Securityholders (the “Issued Shares”), (ii) 2,717,300 shares of Presidio Class A Common Stock (the “Series B Shares”) that may be issuable upon the conversion of shares of Series B Perpetual Participating Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock”), (iii) 937,500 shares of Presidio Class A Common Stock (the “Series A Warrant Shares”) that may be issued upon the exercise of warrants to purchase Presidio Class A Common Stock at an exercise price of $0.01 per share (the “Series A Warrants”), (iv) 1,212,806 shares of Presidio Class A Common Stock (the “Redemption Shares”) that may be issued upon the redemption of limited liability company units (the “LLC Units”) of Prometheus Holdings, LLC, a Delaware limited liability company (“Prometheus Holdings”), and (v) 133,332 Warrant Shares and (c) the offer and sale by the Selling Securityholders of up to 133,332 Presidio Warrants (the “Selling Securityholder Warrants”). The Issued Shares, the Selling Securityholder Warrants and the Presidio Warrants were issued pursuant to the following agreements: (i) the Business Combination Agreement, dated as of August 5, 2025, by and among Presidio MidCo Inc., a Delaware corporation (formerly EQV Ventures Acquisition Corp., a Cayman Islands exempted company) (“EQV”), the Company, Prometheus PubCo Merger Sub Inc., a Delaware corporation, Prometheus Holdings, Prometheus Merger Sub LLC, a Delaware limited liability company, and Presidio Investment Holdings LLC, a Delaware limited liability company (“PIH”), (ii) the Agreement and Plan of Merger, dated as of August 5, 2025, by and among EQV, the Company, EQVR Merger Sub LLC, a Delaware limited liability company, EQV Resources LLC, a Delaware limited liability company, EQV Resources Intermediate LLC, a Delaware limited liability company, and PIH, and (iii) the Warrant Agreement, dated as of August 6, 2024, between Continental Stock Transfer & Trust Company, a New York corporation (“CST”), as warrant agent, and EQV, as assigned, assumed and amended by the Assignment, Assumption and Amendment Agreement, dated as of March 4, 2026, by and among EQV, the Company and CST (as so assigned, assumed, and amended, the “Warrant Agreement”).

Presidio Production Company

March 16, 2026

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, dated March 4, 2026 (the “Certificate of Incorporation”), the Amended and Restated Bylaws, dated March 4, 2026 (the “Bylaws”) of the Company, the amended and restated limited liability company agreement of Prometheus Holdings, dated as of March 4, 2026 (the “Holdings LLC Agreement”), the Warrant Agreement and resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Warrant Agreement, the issuance of the Issued Shares, the Presidio Warrants, the Warrant Shares, the Series A Warrants, the Series A Warrant Shares, the Series B Preferred Stock and the Series B Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	The Issued Shares are validly issued, fully paid and non-assessable.

2.	The Series B Shares will be validly issued, fully paid and non-assessable when: (i) such Series B Shares shall have been duly issued and delivered upon conversion of the Series B Preferred Stock pursuant to the terms of the Certificate of Incorporation and (ii) certificates representing such Series B Shares shall have been duly executed, countersigned and registered and duly delivered or, if any such Series B Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Series B Shares upon conversion of the Series B Preferred Stock, all in accordance with the terms of the Certificate of Incorporation.

Presidio Production Company

March 16, 2026

3.	The Series A Warrant Shares will be validly issued, fully paid and non-assessable when certificates representing such Series A Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the exercise price therefor or, if any such Series A Warrant Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Series A Warrant Shares to the purchasers thereof against payment of the exercise price therefor, all in accordance with the terms of the Series A Warrants.

4.	The Redemption Shares will be validly issued, fully paid and non-assessable when: (i) such Redemption Shares shall have been duly issued and delivered upon the exchange for LLC Units in accordance with the Holdings LLC Agreement and (ii) certificates representing such Redemption Shares shall have been duly executed, countersigned and registered and duly delivered or, if any such Redemption Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Redemption Shares, all in accordance with the terms of the Certificate of Incorporation.

5.	The Warrant Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act and (ii) certificates representing such Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the exercise price therefor or, if any such Warrant Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Warrant Shares to the purchasers thereof against payment of the exercise price therefor, all in accordance with the terms of the respective Presidio Warrants and Warrant Agreement.

6.	The Selling Securityholder Warrants constitute valid and binding obligations of the Company.

With respect to each instrument or agreement referred to in, or otherwise relevant to, the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

Presidio Production Company

March 16, 2026

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Warrant Shares: (i) such Warrant Shares will be issued and sold as contemplated in the Registration Statement and the prospectus relating thereto; and (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Series A Warrant Shares or Series B Shares, the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Redemption Shares, the Certificate of Incorporation, the Bylaws and the Holdings LLC Agreement, each as currently in effect, will not have been modified or amended and will be in full force and effect.

In rendering the opinions set forth in paragraphs (3) and (5) above, we have assumed that, at the time of the exercise of the Series A Warrants or the Presidio Warrants, there will be a sufficient number of shares of Presidio Class A Common Stock authorized and then available for issuance under the Certificate of Incorporation as then in effect.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP